Exhibit 99.1

BRUKER CORPORATION

2016 INCENTIVE COMPENSATION PLAN

1.  Purpose of the Plan.

This incentive compensation plan (the “2016 Plan”) is intended to encourage ownership of the stock of Bruker Corporation (the “Company”) by management, employees, directors, consultants and advisors (“Participants”) of the Company and its subsidiaries, to induce qualified personnel to enter and remain in the employ of the Company or its subsidiaries and otherwise to provide additional incentive for Participants to promote the success of its business. The 2016 Plan permits the grant of Non-qualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, unrestricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, and Cash-Based Awards (each an “Award” and collectively “Awards”).

2.  Stock Subject to the 2016 Plan.

(a)                                 The total number of shares of the authorized but unissued or Treasury shares of the common stock, $.01 par value, of the Company (“Common Stock” or “Shares”) for which Awards may be granted under the 2016 Plan shall not exceed nine million, five hundred thousand Shares (9,500,000), subject to adjustment as provided in Section 13 hereof.

(b)                                 Any Shares covered by an Award (or portion of an Award) granted under the 2016 Plan which is forfeited or canceled or expires shall be deemed not to have been delivered for purposes of determining the maximum number of Shares available for delivery under the 2016 Plan and the unvested and/or unpurchased Shares subject to such Award shall again be available for subsequent Awards granted under the 2016 Plan. After the date of approval of this Plan by the Board (defined below), no further grants shall be made under the Company’s 2010 Incentive Compensation Plan.

(c)                                  If an option is settled by net exercise (i.e., withholding a number of Shares equal to the exercise price), the full number of Shares covered by the option shall be counted against the number of Shares available for Awards, not the net Shares issued in satisfaction of the option. The following Shares shall not be added back to the number of Shares available for the future grant of Awards: (i) Shares tendered to the Company by a Participant to (A) purchase Shares of Common Stock upon the exercise of an Award, or (B) satisfy tax withholding obligations; (ii) Shares retained or withheld from an Award to satisfy the Participant’s tax obligation; and (iii) Shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award.

(d)                                 Shares issued, or issuable upon exercise of an option granted under the 2016 Plan, may be subject to such restrictions on transfer, repurchase rights (but not to exceed 20% of the aggregate Shares issued or issuable upon exercise of options granted under the 2016 Plan) or other restrictions as shall be determined by the Board of Directors of the Company (the “Board”).

3.  Administration of the 2016 Plan.

The 2016 Plan shall be administered by the Board or a committee thereof (the “Compensation Committee”) consisting of two or more persons appointed to such Compensation Committee from time to time by the Board; provided, however, that (i) such persons shall satisfy the independence or other applicable requirements of any exchange on which Shares are listed, (ii) to the extent necessary in order to permit officers and directors of the Company to be exempt from the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) with respect to transactions pursuant to the 2016 Plan, each of such persons shall be a “Non-Employee Director” within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission under the 1934 Act and (iii) if such qualification is deemed necessary in order for the grant, settlement or exercise of Awards made under the 2016 Plan to qualify for any tax or other material benefit to participants of the Company under applicable regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), each of such persons shall be an “outside director” (as defined in applicable regulations thereunder). The term “Compensation Committee” shall, for all purposes of the 2016 Plan be deemed to refer to the Board if the Board is administering the 2016 Plan. If the 2016 Plan is administered by a Compensation Committee, the Compensation Committee shall from time to time select a Chairman from among its members and shall adopt such rules and regulations as it shall deem appropriate concerning the holding of meetings and the administration of the 2016 Plan. A majority of the entire Compensation Committee shall constitute a quorum and the actions of a majority of the members of the Compensation Committee present at a meeting at which a quorum is present, or actions approved in writing by all of the members of the Compensation Committee, shall be the actions of the Compensation Committee; provided, however, that if the Compensation Committee consists of only two members, both shall be required to constitute a quorum and to act at a meeting or to approve actions in writing. Except as otherwise expressly provided in the 2016 Plan, the Compensation Committee shall have all powers with respect to the administration of the 2016 Plan, including, without limitation, full power and authority to interpret the provisions of the 2016 Plan and any Award agreement granted hereunder, and to resolve all questions arising under the 2016 Plan. In addition, subject to applicable law, the Compensation Committee may delegate to one or more members of the management of the Company (as determined in the discretion of the Compensation Committee) the authority to grant Awards to Participants who are not officers or directors of the Company subject to Section 16 of the Exchange Act or Covered Employees (within the meaning of Section 162(m) of the Code), and any such delegatee(s) shall be considered the “Compensation Committee” hereunder with respect to Awards to such Participants. All decisions of the Compensation Committee shall be conclusive and binding on all participants in the 2016 Plan.

4.  Award Limitations.

(a)  Options.  Options granted pursuant to the 2016 Plan shall be authorized by action of the Compensation Committee and may be designated as either incentive stock options meeting the requirements of Section 422 of the Code, or non-qualified options which are not intended to meet the requirements of such Section 422 of the Code, the designation to be in the sole discretion of the Compensation Committee. The 2016 Plan shall be administered by the Compensation Committee in such manner as to permit options granted as incentive stock options to qualify as incentive stock options under the Code. All of the Shares authorized pursuant to Section 2(a) may (but need not) be granted in the form of Incentive Stock Options. The maximum aggregate number of Shares that may granted in the form of Options (whether Incentive or Non-qualified Stock Options) in any one fiscal year to any one Participant shall be five hundred thousand (500,000).

(b)  Stock Appreciation Rights.  The maximum aggregate number of Shares that may be granted in the form of Stock Appreciation Rights in any one fiscal year to any one Participant shall be five hundred thousand (500,000).

(c)  Restricted Stock/Stock Awards/Restricted Stock Units.  The maximum aggregate grant of Shares with respect to Awards of Restricted Stock, Stock Awards and Restricted Stock Units made in any one fiscal year to any one Participant shall be five hundred thousand (500,000).

(d)  Performance Shares and Performance Units.  The maximum aggregate grant with respect to Awards of Performance Shares and Performance Units made in any one fiscal year to any one Participant shall be equal to five hundred thousand (500,000) Shares (if payable in Shares) or the value of such number of Shares (if payable in cash).

(e)  Cash-Based Awards.  The maximum aggregate amount awarded with respect to Cash-Based Awards to any one Participant in any one fiscal year may not exceed five million dollars ($5,000,000).

(f)  Non-Employee Directors.  The maximum value of Awards that may be granted under this Plan to any non-employee Director in any one fiscal year shall be five hundred thousand dollars ($500,000). Any Award denominated in Shares shall, for purposes of the foregoing limitation, be valued based upon the fair market value of Shares determined in accordance with Section 7 as of the date of grant. For the avoidance of doubt, said limitation shall not apply to cash-based director fees that the non-employee Director elects to receive in the form of Shares or Share equivalents equal in value to such cash-based Director fees pursuant to another plan or policy (if any) of the Company.

5.  Eligibility.

(a)                                 As required by U.S. law, incentive stock options shall only be granted to Participants who are employees. As a result, options designated as incentive stock options shall, subject to the limitation on amounts of more than 10% of the combined voting power of the Company as designated in Section 5(f), be granted only to key employees (including officers and directors who are also employees) of the Company or any of its subsidiaries, including subsidiaries which become such after adoption of the 2016 Plan.

(b)                                 The law permits more flexibility for the grant of non-qualified stock options. Accordingly, options designated as non-qualified options may be granted to officers, employees, consultants, advisors and directors of the Company or of any of its subsidiaries, including subsidiaries which become such after adoption of the 2016 Plan.

(c)                                  Awards of Restricted Stock, unrestricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, and Cash-Based Awards may also be granted to officers, employees, consultants, advisors and directors of the Company or of any of its subsidiaries, including subsidiaries which become such after adoption of the 2016 Plan.

(d)                                 As used herein, “subsidiary” or “subsidiaries” shall be as defined in Section 424 of the Code and the Treasury regulations promulgated thereunder.

(e)                                  The Compensation Committee shall, from time to time, at its sole discretion, select from such eligible persons those to whom Awards shall be granted and shall determine the number of Shares to be subject to each Award. In determining the eligibility of a person to be granted an Award, as well as in determining the number of Shares to be granted to any person, the Compensation Committee in its sole discretion shall take into account the position and responsibilities of the person being considered, the nature and value to the Company or its subsidiaries of his or her service and accomplishments, his or her present and potential contribution to the success of the Company or its subsidiaries, and such other factors as the Compensation Committee may deem relevant. The Compensation Committee (but not any delegatee thereof) shall have the authority, subject to the applicable provisions of the Plan, to determine the terms and conditions of grants to directors, including, without limitation, Awards granted to any director then serving as a member of the Compensation Committee.

(f)                                   As required by law, no Award designated as an incentive stock option shall be granted to any employee of the Company or any subsidiary if such employee owns, immediately prior to the grant of an incentive stock option, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of a parent or a subsidiary, unless the purchase price for each share issuable upon exercise of such incentive stock option shall be at least 110% of its fair market value at the time such incentive stock option is granted and the incentive stock option, by its terms, shall not be exercisable more than five years from the date it is granted. In determining the employee’s stock ownership under this paragraph, the provisions of Section 424(d) of the Code shall be controlling.

(g)                                  In determining the fair market value under this paragraph, the provisions of Section 7 hereof shall apply.

6.  Award Agreement.

Each Award shall be evidenced by an award agreement, as applicable (each an “Award Agreement”), duly executed on behalf of the Company and by the Participant to whom such Award is granted, which Award Agreement shall comply with and be subject to the terms and conditions of the 2016 Plan. The Award Agreement may contain such other terms, provisions and conditions which are not inconsistent with the 2016 Plan as may be determined by the Compensation Committee; provided that Awards designated as incentive stock options shall meet all of the conditions for incentive stock options as defined in Section 422 of the Code. In order to fulfill the purposes of the Plan and without amending the Plan, the Compensation Committee may modify Awards and the form of Award Agreements to Participants who are foreign nationals or employed outside of the United States in order to recognize differences in local law, tax policies, or customs. The date of grant of an Award shall be as determined by the Compensation Committee. More than one Award may be granted to an individual. Awards that vest solely based on service will be subject to a minimum vesting period requiring at least one year of service; provided that the Compensation Committee may adopt shorter vesting periods or provide for accelerated vesting after less than one year for Awards involving an aggregate number of Shares not exceeding five percent (5%) of the total number of Shares available for issuance under Section 2(a): (i) in connection with terminations of employment or service due to death, disability, retirement or other circumstances (not including voluntary pre-retirement termination) that the Compensation Committee determines to be appropriate; (ii) in connection with a Change in Control in which the Award is not continued or assumed (e.g., the Award is not equitably converted or substituted for a substantially similar award of the successor company); (iii) for grants made in connection with an acquisition by the Company or its Subsidiaries in substitution for pre-existing awards; (iv) for new hire inducement awards or off-cycle awards; or (v) to comply with contractual rights in effect on the date of approval of the Plan by the Board.

7.  Options.

(a)  Exercise Price.  The exercise price or prices of Shares covered under Awards designated as non-qualified stock options shall be as determined by the Compensation Committee, but in no event shall the exercise price of a non-qualified stock option be less than the fair market value of such Shares at the time the Award is granted, as determined by the Compensation Committee. The exercise price or prices of Shares covered under Awards designated as incentive stock options shall be not less than the fair market value of such Shares at the time the option is granted, as determined by the Compensation Committee in accordance with the regulations promulgated under Section 422 of the Code. The fair market value as of any date and in respect of any share of Common Stock shall be the then most recent closing price of a share of Common Stock reported by the exchange or other trading system on which such Shares are primarily traded or, if the Shares are not publicly traded or if deemed appropriate by the Compensation Committee for any other reason, then the fair market value of such Shares shall be as determined in good faith by the Compensation Committee using a reasonable valuation method that satisfies the requirements of Section 409A of the Code. In no event shall the fair market value of any share of Common Stock be less than its par value.

(b)  Manner of Option Payment; Manner of Option Exercise.  Options granted under the 2016 Plan may provide for the payment of the exercise price, as determined by the Compensation Committee and as set forth in the Award Agreement, by delivery of one or more of: (i) cash or a check payable to the order of the Company in an amount equal to the exercise price of such options; (ii) Shares of Common Stock owned by the Participant having a fair market value equal in amount to the exercise price of the options being exercised and having been held by the Participant for at least six months (or such other period as the Company may determine), provided, however, that payment of the exercise price by delivery of Shares owned by such Participant may be made only if such payment does not result in a charge to earnings for financial accounting purposes as determined by the Compensation Committee; (iii) a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price; (iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise by the largest whole number of Shares with a fair market value, determined in accordance with Section 7 hereof, that does not exceed the aggregate exercise price, with cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole Shares to be issued; or (v) any other method approved by the Compensation Committee. To facilitate clause (iii) above, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

To the extent that the right to purchase Shares under an option has accrued and is in effect, options may be exercised in full at one time or in part from time to time, by giving written notice, signed by the Participant exercising the option, to the Company, stating the number of Shares with respect to which the option is being exercised, accompanied by payment in full for such Shares as provided above. Upon such exercise, delivery of a certificate for paid-up non-assessable Shares shall be made at the principal office of the Company to the Participant exercising the option at such time, during ordinary business hours, not more than thirty (30) days from the date of receipt of the notice by the Company, as shall be designated in such notice, or at such time, place and manner as may be agreed upon by the Company and the person or persons exercising the option. Upon exercise of the option and payment as provided above, the Participant shall become a shareholder of the Company as to the Shares acquired upon such exercise.

(c)  Exercise of Options.  Each option granted under the 2016 Plan shall, subject to terms of the Plan, be exercisable at such time or times and during such period as determined by the Compensation Committee which shall be set forth in the Award Agreement; provided, however, that no option granted under the 2016 Plan shall have a term in excess of ten (10) years from the date of grant.

To the extent that an option to purchase Shares is not exercised by a Participant when it becomes initially exercisable, it shall not expire but shall be carried forward and shall be exercisable, on a cumulative basis, until the expiration of the exercise period. The Compensation Committee has power to establish restrictions, including but not limited to restrictions on partial exercise, in Award Agreements.

(d)  Term of Options.

(1)                                 Each option shall expire not more than ten (10) years from the date of the granting thereof, but shall be subject to earlier termination as herein provided.

(2)                                 Except as otherwise provided in this Section 7(d) or in the applicable option Award Agreement, an option granted to any employee or director who ceases to be an employee or director of the Company, as the case may be, may be exercised by the Participant or permitted transferee at any time on or prior to the earlier of the expiration date of the option or the expiration of ninety (90) days after the date of termination. An option granted to any other Participant who ceases to have the same relationship with the Company or one of its subsidiaries which was in effect on the date the option was granted, shall terminate immediately on the date such Participant ceases to have such relationship with the Company or one of its subsidiaries, or on the date on which the option expires by its terms, whichever occurs first. For purposes of this Section 7(d), a “termination” includes an event which causes a Participant to lose his eligibility to participate in the Plan (e.g., an individual is employed by a company that ceases to be a subsidiary of the Company). In the case of a consultant, the meaning of “termination” or “termination of employment” includes the date that the individual ceases to provide significant services to the Company or its subsidiaries. In the case of a nonemployee director, the meaning of “termination” includes the date that the individual ceases to be a director of the Company or its subsidiaries. With respect to any option subject to Section 409A of the Code, any reference to “termination of employment” or similar term shall mean an event that constitutes a “separation from service” within the meaning of Section 409A of the Code.

(3)                                 If such termination of employment or relationship is because the Participant has become permanently disabled (within the meaning of Section 22(e)(3) of the Code), such option shall terminate ninety (90) days after the date such Participant ceases to be an employee or to have such relationship, or on the date on which the option expires by its terms, whichever occurs first.

(4)                                 In the event of the death of any Participant, any option granted to such Participant shall terminate ninety (90) days after the date of death, or on the date on which the option expires by its terms, whichever occurs first.

(5)                                 Notwithstanding subparagraphs (2), (3) and (4) above, the Compensation Committee has the authority to prescribe different rules that apply upon the termination of employment of a particular Participant and to extend the expiration date of any outstanding option in circumstances in which it deems such action to be appropriate, provided that no such extension shall extend the term of an option beyond the date on which the option would have expired if no termination of the Participant’s employment or relationship with the Company or its subsidiary had occurred. Each Participant’s option Award Agreement(s) shall set forth the extent to which the Participant shall have the right to such Participant’s outstanding option(s) following termination of the Participant’s employment, directorship or other relationship with the Company. Such provisions shall be determined in the sole discretion of the Compensation Committee, need not be uniform among all options granted pursuant to the 2016 Plan and may reflect distinctions based on the reasons for termination.

(e)  Exercisability.  An option granted to an Participant who ceases to be an employee, or ceases to have the same relationship with the Company or one of its subsidiaries which was in existence on the date the option was granted, shall be exercisable only to the extent that the right to purchase Shares under such option has accrued and is in effect on the date such Participant ceases to be an employee, or ceases to have such relationship with the Company or one of its subsidiaries.

(f)  Transferability.  The right of any Participant to exercise any option granted to him or her shall not be assignable or transferable by such Participant otherwise than by will or the laws of descent and distribution, and any such option shall be exercisable during the lifetime of such Participant only by him or her. Any option granted under the 2016 Plan shall be null and void and without effect upon the bankruptcy of the Participant to whom the option is granted, or upon any attempted assignment or transfer, except as herein provided, including without limitation any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, divorce, trustee process or similar process, whether legal or equitable, upon such option.

8.  Stock Appreciation Rights.

(a)  Grant of Stock Appreciation Rights (SARs).  Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time, as shall be determined by the Compensation Committee. Subject to the terms and conditions of the Plan, the Compensation Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs. The grant price of a SAR shall not be less than the fair market value (determined as provided in Section 7) of a Share on the date of grant.

(b)  Award Agreement.  Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Compensation Committee shall determine.

(c)  Term of SARs.  The term of an SAR granted under the Plan shall be determined by the Compensation Committee, in its sole discretion.

(d)  Exercise of SARs.  SARs may be exercised upon whatever terms and conditions the Compensation Committee, in its sole discretion, imposes upon them.

(e)  Payment of SAR Amount.  Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(x)                                 The amount by which the fair market value (determined as provided in Section 7) of a Share on the date of exercise exceeds the grant price of the SAR; by

(y)                                 The number of Shares with respect to which the SAR is exercised.

As provided in the Award Agreement, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof. Any Shares delivered in payment shall be deemed to have a value equal to the fair market value (determined as provided in Section 7) on the date of exercise of the SAR.

(f)  Nontransferability of SARs.  No SAR granted under the Plan may be sold, transferred, pledged, assigned, encumbered, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all SARs granted to a Participant under the Plan shall be exercisable during such Participant’s lifetime only by such Participant.

9.  Restricted Stock and Stock Awards.

(a)  Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Compensation Committee, at any time and from time to time, may grant Shares of Restricted Stock to Participants in such amounts as the Compensation Committee shall determine.

(b)  Restricted Stock Agreement.  Each Restricted Stock grant shall be evidenced by an Award Agreement that shall specify the Period of Restriction (defined below), the number of Shares of Restricted Stock granted, and such other provisions as the Compensation Committee shall determine which are not inconsistent with the terms of this Plan.

(c)  Transferability.  Shares of Restricted Stock granted under the 2016 Plan may not be sold, transferred, pledged, assigned, encumbered, or otherwise alienated or hypothecated until the end of the period specified in the Award Agreement during which (i) the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Compensation Committee, at its discretion) and (ii) the Shares are subject to a substantial risk of forfeiture (the “Period of Restriction”). All rights with respect to the Shares of Restricted Stock granted to a

Participant under the 2016 Plan shall be available during such Participant’s lifetime and prior to the end of the Period of Restriction only to such Participant. The Compensation Committee may impose such other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the 2016 Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable federal or state securities laws. Additionally, to the extent deemed appropriate by the Compensation Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied. Except as otherwise provided in the Award Agreement, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

(e)  Voting Rights.  If the Compensation Committee so determines, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.

(f)  Dividends and Other Distributions.  During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder (whether or not the Company holds the certificate(s) representing such Shares) may, if the Compensation Committee so determines, be credited with dividends paid with respect to the underlying Shares while they are so held. The Compensation Committee may apply any restrictions to the dividends that the Compensation Committee deems appropriate. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Stock granted to a Covered Employee is designed to comply with the requirements of the performance-based exception from the tax deductibility provisions of Code Section 162(m), the Compensation Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Restricted Stock, such that the dividends and/or the Restricted Stock maintain eligibility for such exception.

(g)  Stock Award.  The Compensation Committee may grant and award Shares to a Participant that are not subject to Periods of Restrictions and which may be subject to such conditions or provisions as the Compensation Committee may deem advisable including, without limitation, a requirement that the Participant pay a stipulated purchase price for each Share.

10.  Restricted Stock Units, Performance Units, and Performance Shares.

(a)  Grant of Restricted Stock Units, Performance Units, and Performance Shares.  Subject to the terms of the Plan, Restricted Stock Units, Performance Shares, and/or Performance Units, representing the conditional right to receive future payment, may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Compensation Committee.

(b)  Award Agreement.  At the Compensation Committee’s discretion, each grant of Restricted Stock Units, Performance Shares, and Performance Units may be evidenced by an Award Agreement that shall specify the initial value, the duration of the Award, the performance measures and/or service requirements, if any, applicable to the Award, and such other provisions as the Compensation Committee shall determine which are not inconsistent with the terms of the Plan.

(c)  Value of Restricted Stock Units, Performance Units, and Performance Shares.  Each Performance Unit shall have an initial value that is established by the Compensation Committee at the time of grant. Each Restricted Stock Unit and Performance Share shall have an initial value equal to the fair market value (determined as provided in Section 7) of a Share on the date of grant. The Compensation Committee shall set performance goals and/or service requirements in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Restricted Stock Units, Performance Units, and Performance Shares that will be paid out to the Participant. Generally, a Participant’s right to receive amounts under a Restricted Stock Unit award shall be based on the Participant’s satisfaction of a service requirement and such other terms and conditions that the Compensation Committee may specify. Generally, a Participant’s right to receive amounts under a Performance Unit or Performance Share shall be based on the satisfaction of a performance requirement and such other terms and conditions that the Compensation Committee may specify. The Compensation Committee has full discretionary authority to establish performance goals and/or service requirements, and a performance goal may include a service requirement. The time period during which the performance goals and/or service requirements must be met shall be called a “Performance Period.”

(d)  Earning of Restricted Stock Units, Performance Units, and Performance Shares.  As provided in the Award Agreement, after the applicable Performance Period has ended, the holder of Restricted Stock Units, Performance Units, or Performance Shares shall be entitled to receive payout on the number and value of Restricted Stock Units, Performance Units, or Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals and/or service requirements have been achieved.

(e)  Form and Timing of Payment of Restricted Stock Units, Performance Units, and Performance Shares.  Payment of earned Restricted Stock Units, Performance Units, and Performance Shares shall in the form of cash or in Shares (or in a combination thereof) that have an aggregate fair market value (determined as provided in Section 7) equal to the value of the earned Restricted Stock Units, Performance Units, and Performance Shares at the close of the applicable Performance Period. Shares so paid may be delivered subject to any restrictions deemed appropriate by the Compensation Committee. No fractional Shares will be issued. The determination of the Compensation Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

To the extent provided by the Compensation Committee in an Award Agreement, Participants holding Restricted Stock Units, Performance Units, or Performance Shares may be entitled to receive dividend units with respect to dividends declared with respect to the Shares underlying such Awards; provided that no dividend units may be paid on Performance Units or Performance Shares that are not earned. Such dividends may be subject to the same accrual, forfeiture, and payout restrictions as apply to dividends earned with respect to Shares of Restricted Stock, as set forth in Section 9 hereof, as determined by the Compensation Committee. With respect to any Award that is nonqualified deferred compensation within the meaing of Section 409A of the Code and is payable upon separation from service to a Participant who is then considered a “specified employee” within the meaning of said Section 409A, any such amounts that would otherwise be paid to the Participant within the first six months following the separation from service shall be accumulated and paid to the Participant on the first day of the seventh month following the separation from service (or if the Participant dies during such six-month period, as soon as practical following the date of death).

(f)  Nontransferability.  Except as otherwise provided in a Participant’s Award Agreement, Restricted Stock Units, Performance Units, and Performance Shares may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, a Participant’s rights under such Awards shall be exercisable during the Participant’s lifetime only by such Participant or such Participant’s legal representative.

11.  Cash-Based Awards.

(a)  Grant of Cash-Based Awards.  Awards denominated and payable in cash (“Cash-Based Awards”) may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Compensation Committee.

(b)  Award Agreement.  At the Compensation Committee’s discretion, each grant of Cash-Based Awards may be evidenced by an Award Agreement that shall specify the value, the duration of the Award, the performance measures and/or service requirements, if any, applicable to the Award, and such other provisions as the Compensation Committee shall determine which are not inconsistent with the terms of the Plan.

(c)  Value of Cash-Based Awards.  Each Cash-Based Award shall have a value as may be determined by the Compensation Committee. The Compensation Committee may set performance and/or service requirements in its discretion which, depending on the extent to which they are met, will determine the number of Cash-Based Awards that will be paid out to the Participant. The time period during which the performance goals and/or service requirements must be met shall be called a “Performance Period.”

(d)  Earning of Cash-Based Awards.  As provided in an Award Agreement, after the applicable Performance Period has ended, the holder of Cash-Based Awards shall be entitled to receive a payout based on the number and value of Cash-Based Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals and/or service requirements have been achieved.

(e)  Form and Timing of Payment of Cash-Based Awards.  Payment of earned Cash-Based Awards shall in the form of cash or in Shares (or in a combination thereof) that have an aggregate fair market value (determined as provided in Section 7) equal to the value of the earned Cash-Based Awards at the close of the applicable Performance Period. Shares so paid may be delivered subject to any restrictions deemed appropriate by the Compensation Committee. No fractional Shares will be issued. The form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

(f)  Nontransferability.  Cash-Based Awards may not be sold, transferred, pledged, assigned, encumbered, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

12.  Performance-Based Awards and Performance Measures.

Awards that are designed to qualify for the performance-based exception from the tax deductibility provisions of Code Section 162(m) (“Performance-Based Awards”) may be granted to a Participant who, as of the date of vesting and/or payout of such Award, or the date the Company or any of its subsidiaries is entitled to a tax deduction as a result of the Award, as applicable, is or may be one of the group of “covered employees,” as defined in the regulations promulgated under Code Section 162(m), or any successor statute (“Covered Employees”). Unless and until the Compensation Committee proposes for shareholder vote and the Company’s shareholders approve a change in the general performance measures set forth in this Section 12, the attainment of which may determine the degree of payout and/or vesting with respect to any Performance-Based Awards, the performance measure(s) to be used for purposes of such grants shall be chosen from among:

(a)                                 Earnings per share (basic or diluted);

(b)                                 Net income (before or after taxes);

(c)                                  Operating income or operating profit;

(d)                                 Cash flow from operating activities, operating cash flow (defined as operating income plus non-cash charges for depreciation, amortization and impairment of operating assets) or free cash flow;

(e)                                  Gross revenues, net revenues, sales, net sales, costs (including cost reductions), or margins of the Company or of one or more business segments or product lines;

(f)                                   Units of specified products sold;

(g)                                  Market share in one or more business segments or product lines;

(h)                                 Changes in the fair market value (determined as provided in Section 7) of a share of Common Stock or total shareholder return;

(i)                                     Return on assets, net assets, equity, capital, or investment;

(j)                                    Earnings of the Company before deducting one or more of interest, taxes, depreciation and amortization;

(k)                                 Changes in the Company’s effective tax rate in one or more jurisdictions;

(l)                                     Planning for, or completion or implementation of, acquisitions or divestitures of specific product lines, business segments, business units, divisions or subsidiaries;

(m)                             Amount of or changes in capital expenditures, working capital, or inventory;

(n)                                 Any of the above measures compared to peer or other companies; or

(o)                                 Any of the above measures determined on the basis of United States generally accepted accounting principles (GAAP) or a non-GAAP basis.

Performance measures may be set either at the consolidated level, segment level, division level, group level, or business unit level. Additionally, performance measures may be measured either annually or cumulatively over a period of years, on an absolute basis or relative to pre-established targets, to a previous year’s results or to a designated comparison group, in each case as specified by the Compensation Committee.

Awards that are designed to qualify as Performance-Based Awards shall conform to the requirements of Section 162(m) of the Code. Generally, this requires that the amount paid under such an Award be determined based on the attainment of written, objective performance goals approved by the Compensation Committee for a performance period established by the Compensation Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The Compensation Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met by the Participant and, if they have, shall so certify and determine the amount of the applicable Award. Such Awards that are held by Covered Employees may not be adjusted upward. The Compensation Committee shall retain the discretion to adjust such Awards downward. No amount will be paid for any performance period until such certification is made by the Compensation Committee.

The material terms of the performance measures shall be disclosed and reapproved by shareholders no later than the first shareholder meeting occurring in the fifth year following the year in which shareholders previously approved the performance measures. However, if applicable tax and/or securities laws change to permit Compensation Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Compensation Committee shall have sole discretion to make such changes without obtaining shareholder approval.

The Compensation Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, such as, but not limited to, effects of changes in foreign exchange, an unbudgeted material expense incurred by or at the direction of the Board or a committee of the Board, a material litigation judgment or settlement, mergers, acquisitions, divestitures, spin-offs, consolidation, acquisition of property or stock, reorganizations, restructuring charges, or joint ventures, or of changes in applicable laws, regulations, or accounting principles, whenever the Compensation Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that, with respect to any Performance-Based Awards, no such adjustment shall be authorized to the extent that such adjustment would be inconsistent with the Award’s satisfaction of the requirements for treatment as a Performance-Based Award under Section 162(m) of the Code or cause an Award not otherwise subject to the non-qualified deferred compensation rules of Section 409A of the Code to become so subject.

13.  Recapitalizations, Reorganizations and the Like.

(a)                                 In the event that the outstanding Shares of the Common Stock of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or dividends payable in capital stock, appropriate adjustment shall be made in the number and kind of Shares as to which Awards may be granted under the 2016 Plan and as to which outstanding Awards or portions thereof then unexercised shall be exercisable, to the end that the proportionate interest of the Participant shall be maintained as before the occurrence of such event; such adjustment in outstanding options shall be made without change in the total price applicable to the unexercised portion of such options and with a corresponding adjustment in the exercise price per share.

(b)                                 In the event of a Change in Control (hereafter defined), unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges:

(1)                                 If an Award is continued or assumed (e.g., the Award is equitably converted or substituted for a substantially similar award of the successor company), and within twenty-four (24) months (or such shorter period as may be specified in the Award Agreement) following the Change in Control the Company or its successor involuntarily terminates the Employee without Cause or the Employee voluntarily terminates for Good Reason (defined below), then upon such termination:

(i)                                     Any and all Options and SARs granted hereunder shall become fully exercisable during their remaining term;

(ii)                                  Any restriction periods and restrictions imposed on Awards that are not performance-based shall lapse and such Awards shall be treated as vested; and

(iii)                               The payout opportunities attainable under all Awards that are performance-based shall be deemed to have been earned at the “target” level on a pro rata basis for that portion of the Performance Period(s) completed as of the effective date of such qualifying termination.

All such Awards shall be paid out to Participants within thirty (30) days following such qualifying termination, provided that there shall be no acceleration of the time for payment of any Award subject to Code Section 409A the acceleration of payment of which would result in additional taxes under Section 409A.

(2)                                 If an Award is not so continued or assumed, then, unless the Compensation Committee specifies otherwise in the Award Agreement:

(i)                                     Any and all Options and SARs granted hereunder shall become fully exercisable during their remaining term;

(ii)                                  Any restriction periods and restrictions imposed on Awards that are not performance-based shall lapse and such Awards shall be treated as vested; and

(iii)                               The payout opportunities attainable under all Awards that are performance-based shall be deemed to have been earned at the “target” level on a pro rata basis for that portion of the Performance Period(s) completed as of the effective date of such Change in Control.

All such Awards shall be paid out to Participants within thirty (30) days following such Change in Control, provided that there shall be no acceleration of the time for payment of any Award subject to Code Section 409A the acceleration of payment of which would result in additional taxes under Section 409A.

The Compensation Committee may also terminate Options or SARs provided that each Participant is first notified of and given the opportunity to exercise his/her vested Options or SARs for a specified period of time (of not less than 15 days) from the date of notification and before the Option or SAR is terminated. In addition, the purchaser(s) of the Company’s assets or stock may, in his, her or its discretion, deliver to the Participant the same kind of consideration that is delivered to the shareholders of the Company as a result of such sale, conveyance or Change in Control, or the Board may cancel outstanding options or SARs in exchange for consideration in cash or in kind which consideration in both cases shall be equal in value to the value of those Shares or other securities the Participant would have received had the option or SAR been exercised (to the extent then exercisable) and no disposition of the Shares acquired upon such exercise been made prior to such sale, conveyance or Change in Control, less the exercise price therefor. Upon receipt of such consideration by the Participant, his or her option or SAR shall immediately terminate and be of no further force and effect. The Compensation Committee may also implement any combination of the foregoing or implement any other action with respect to an Award that it deems appropriate.

(3)                                 Any options or portion thereof originally designated as incentive stock options that no longer qualify as incentive stock options under Section 422 of the Code as a result of vesting pursuant to subsection (1) or (2) above shall be treated as non-qualified stock options.

(4)                                 A “Change in Control” shall be deemed to have occurred under any one or more of the following conditions (provided that with respect to an Award that is non-qualified deferred compensation subject to Section 409A of the Code, the event must also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A and will not result in additional taxes under Section 409A):

(i)                                     if, within one year of any merger, consolidation, sale of a substantial part of the Company’s assets, or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of the Company immediately before the Transaction shall cease to constitute a majority of the Board of Directors (x) of the Company or (y) of any successor to the Company, or (z) if the Company becomes a subsidiary of or is merged into or consolidated with another corporation, of such corporation (the Company shall be deemed a subsidiary of such other corporation if such other corporation owns or controls, directly or indirectly, a majority of the combined voting power of the outstanding Shares of the capital stock of the Company entitled to vote generally in the election of directors);

(ii)                                  if, as a result of a Transaction, the Company does not survive as an entity, or its Shares are changed into the shares of another corporation unless the stockholders of the Company immediately prior to the Transaction own a majority of the outstanding shares of such other corporation immediately following the Transaction;

(iii)                               if, after the date this 2016 Plan is adopted, any person, or any two or more persons acting as a group, and all affiliates of such person or persons, who prior to such time owned less than twenty percent (20%) of the then outstanding Common Stock of the Company, shall acquire, whether by purchase, exchange, tender offer, merger, consolidation or otherwise, such additional shares of the Company’s Common Stock in one or more transactions, or series of transactions, such that following such transaction or transactions, such person or group and affiliates beneficially own at least fifty percent (50%) of the Company’s Common Stock outstanding;

(iv)                              the dissolution or liquidation of the Company is approved by its stockholders; or

(v)                                 if the members of the Board as of the date this 2016 Plan is adopted (the “Incumbent Board”) cease to represent at least two-thirds of the Board; provided, that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by at least two-thirds of the members comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement in which such person is named as a nominee for director without objection to such nomination) shall be, for purposes of this paragraph (v), treated as though such person were a member of the Incumbent Board.

(5)                                 “Good Reason” as a reason for a Participant’s termination of employment or service after a Change in Control shall have the meaning assigned such term in the written employment, severance or similar agreement, if any, between such Participant and the Company; provided, however, that if there is no such written agreement in which such term is defined, and unless otherwise defined in the applicable Award Agreement, “Good Reason” shall mean, without the Participant’s prior written consent, (i) a material diminution in a Participant’s authority, duties, or responsibilities, or (ii) a material breach by the Company or its successor of its obligations to a Participant under any written employment, severance or similar agreement, (iii) a material diminution in the Participant’s base compensation plus incentive compensation opportunity, or (iv) the relocation of the Participant’s primary work location to a location more than 50 miles from the Participant’s primary work location immediately prior to the Change in Control. A Participant may not resign for Good Reason without providing the employer written notice of the grounds that the Participant believes constitute Good Reason within 90 days of the initial existence of such grounds and giving the Company or its successor at least 30 days after such notice to cure and remedy the claimed event of Good Reason.

(6)                                 “Cause” for purposes of termination of employment following a Change in Control shall mean dishonesty with respect to the Company or any of its affiliates, breach of fiduciary duty, insubordination, substantial malfeasance or non-feasance of duty, unauthorized disclosure of confidential information, material failure or refusal to comply with Company’s published policies generally applicable to all employees, and conduct materially harmful to the business of the Company or any of its affiliates. The Company shall provide written notice to the Participant of any such Cause for termination, and shall provide Participant at least thirty (30) days opportunity to cure such Cause, where such Cause is reasonably susceptible of cure.

(c)                                  Upon dissolution or liquidation of the Company, all Options and SARs granted under this 2016 Plan shall terminate, but each Participant (if at such time in the employ of or otherwise associated with the Company or any of its subsidiaries) shall have the right, immediately prior to such dissolution or liquidation, to exercise his or her Options and SARs to the extent then exercisable.

(d)                                 No fraction of a Share shall be purchasable or deliverable upon the exercise of any option, but in the event any adjustment hereunder of the number of Shares covered by the Award shall cause such number to include a fraction of a share, such fraction shall be adjusted to the nearest smaller whole number of Shares.

14.  No Special Employment or Other Rights.

Nothing contained in the 2016 Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of his or her employment or other relationship by the Company (or any subsidiary) or interfere in any way with the right of the Company (or any subsidiary), subject to the terms of any separate employment or other agreement, at any time to terminate such employment or other relationship or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award. Whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment or another relationship shall be determined by the Compensation Committee at the time.

15.  Withholding.

The Company’s obligation to deliver Shares under the 2016 Plan and any payments or transfers under Section 13 hereof shall be subject to the Participant’s satisfaction of all applicable Federal, state and local income, excise, employment and any other tax withholding requirements. If and to the extent permitted by the Compensation Committee, the Participant may satisfy, totally or in part, the Participant’s tax obligations pursuant to this Section by electing to have Shares withheld from an Award upon grant or vesting, to redeliver Shares acquired under an Award, or to deliver previously owned Shares. All non-U.S. Participants must pay all applicable employee and employer wage and other withholding taxes in advance of receiving Shares.

16.  Restrictions on Issue of Shares.

(a)                                 Notwithstanding any other provisions of the Plan, the Company may delay the issuance of Shares covered by an Award and the delivery of a certificate for such Shares until one of the following conditions shall be satisfied:

(i)                                     The Shares of Restricted Stock or Shares with respect to which an option has been exercised are at the time of the issue of such Shares effectively registered or qualified under applicable Federal and state securities acts now in force or as hereafter amended; or

(ii)                                  Counsel for the Company shall have given an opinion, which opinion shall not be unreasonably conditioned or withheld, that such Shares are exempt from registration and qualification under applicable Federal and state securities acts now in force or as hereafter amended.

(b)                                 The Company shall use its best efforts to bring about compliance with the above conditions within a reasonable time, except that the Company shall be under no obligation to qualify Shares or to cause a registration statement or a post-effective amendment to any registration statement to be prepared for the purpose of covering the issue of Shares of Restricted Stock or Shares in respect of which any option may be exercised, except as otherwise agreed to by the Company in writing.

17.  Purchase for Investment; Rights of Holder on Subsequent Registration.

Unless the Shares to be issued pursuant to an Award granted under the 2016 Plan have been effectively registered under the Securities Act of 1933, as now in force or hereafter amended (the “1933 Act”), the Company shall be under no obligation to issue any Shares covered by any Award unless the Participant, in whole or in part, shall give a written representation and undertaking to the Company which is satisfactory in form and scope to counsel for the Company and upon which, in the opinion of such counsel, the Company may reasonably rely, that he or she is acquiring the Shares issued pursuant to such Award for his or her own account as an investment and not with a view to, or for sale in connection with, the distribution of any such Shares, and that he or she will make no transfer of the same except in compliance with any rules and regulations in force at the time of such transfer under the 1933 Act, or any other applicable law, and that if Shares are issued without such registration, a legend to this effect may be endorsed upon the securities so issued. In the event that the Company shall, nevertheless, deem it necessary or desirable to register under the 1933 Act or other applicable statutes any Shares with respect to which an option shall have been exercised, or to qualify any such Shares for exemption from the 1933 Act or other applicable statutes, then the Company may take such action and may require from each Participant such information in writing for use in any registration statement, supplementary registration statement, prospectus, preliminary prospectus or offering circular as is reasonably necessary for such purpose and may require reasonable indemnity to the Company and its officers and directors and controlling persons from such holder against all losses, claims, damages and liabilities arising from such use of the information so furnished and caused by any untrue statement of any material fact therein or caused by the omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made.

18.  Modification of Outstanding Awards; Shareholder Approval for Certain Plan Amendments.

The Compensation Committee may authorize the amendment of any outstanding Award with the consent of the Participant when and subject to such conditions as are deemed to be in the best interests of the Company and in accordance with the purposes of this 2016 Plan. The foregoing notwithstanding, the Compensation Committee may not authorize any amendment of an outstanding Award, and shareholder approval obtained in the manner described in Section 19 will be required for any amendment of the Plan, that does any of the following: (a) permits the grant of any Option with an exercise price less than the fair market value (determined as provided in Section 7) of the Shares on the date of grant; (b) reduces the exercise price of an outstanding Option, either by lowering the exercise price or by canceling an outstanding Option and granting a replacement Option with a lower exercise price; (c) permits the grant of any SAR with a grant price that is less than the fair market value (determined as provided in Section 7) of the Shares on the date of grant; (d) reduces the grant price of an outstanding SAR, either by lowering the grant price or by canceling an outstanding SAR and granting a replacement SAR with a lower exercise price; (e) provides for cancelation in exchange for a cash payment of an Award the exercise price of which is greater than the then fair market value (determined as provided in Section 7) of the Shares; or (f) accelerates vesting in manner more favorable to a Participant than that provided by the last sentence of Section 6 or, with respect to an Award that is continued or assumed upon a Change in Control, than that provided by Section 13(b)(1).

19.  Approval of Stockholders.

The 2016 Plan shall be subject to approval by the vote of stockholders holding at least a majority of the voting stock of the Company present, or represented, and entitled to vote at a duly held stockholders’ meeting, or by written consent of the stockholders as provided for under applicable state law, within twelve (12) months after the adoption of the 2016 Plan by the Board of Directors and shall take effect as of the date of adoption by the Board of Directors upon such approval. The Compensation Committee may grant Awards under the 2016 Plan prior to such approval, but any such Awards shall be become effective as of the date of grant conditioned upon such approval and, accordingly, prior to such approval, no option may be exercised nor any Award be vested or settled in vested Common Stock or cash.

20.  Termination and Amendment.

Unless sooner terminated as herein provided, the 2016 Plan shall terminate ten (10) years from the date upon which the 2016 Plan was duly adopted by the Board. The Board may at any time terminate the 2016 Plan or make such modification or amendment thereof as it deems advisable; provided, however, that except as provided in this Section 20, the Board may not, without the approval of the stockholders of the Company obtained in the manner stated in Section 19, increase the maximum number of Shares for which Awards may be granted or change the designation of the class of persons eligible to receive Awards under the 2016 Plan, or make any other change in the 2016 Plan which requires stockholder approval under applicable law or regulations.

21.  Reservation of Stock.

The Company shall at all times during the term of the 2016 Plan reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the 2016 Plan and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.

22.  Limitation of Rights in Shares Covered by Awards; Voting and Dividend Rights in Shares of Restricted Stock.

(a)                                 Except as otherwise provided in Section 13(a) or in an Award Agreement, a Participant shall not be deemed for any purpose to be a stockholder of the Company with respect to any of the Awards granted unless, until and except to the extent that Shares of Common Stock shall have been issued with respect thereto.

(b)                                 Except as may be otherwise provided in an Award Agreement, a Participant holding Shares of Restricted Stock granted under the 2016 Plan shall be (i) entitled to exercise full voting rights with respect to such Shares during the Period of Restriction and (ii) credited with dividends paid with respect to such Shares during the Period of Restriction. The Compensation Committee may apply any restrictions to such voting and dividend rights as it deems appropriate, which restrictions shall be set forth in the applicable Award Agreement. Without limiting the generality of the preceding sentence, if the grant or vesting of Restricted Stock is pursuant to a Performance-Based Award, the Compensation Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Shares of Restricted Stock, such that the dividends and/or the Shares maintain eligibility for qualification as a Performance-Based Award.

23.  Detrimental Activity and Recapture Provisions.

(a)                                 Any Award Agreement may provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any gain related to an Award, or other provisions intended to have a similar effect, upon such term and conditions as may be determined by the Compensation Committee from time to time, including, without limitation, in the event that a Participant, during employment or other service covered by this Plan, shall engage in activity detrimental to the business of the Company. For purposes of this Section 23, “detrimental activity” shall include:

(i)                                     any violation by the Participant of the terms of a non-compete agreement with the Company, if any;

(ii)                                  any disclosure by the Participant of confidential or proprietary business information of the Company to any person or entity, including, but not limited to, a competitor, vendor or customer, without appropriate authorization from the Company;

(iii)                               any material violation by the Participant of any rules, policies, procedures or guidelines of the Company;

(iv)                              directly or indirectly soliciting any employee of the Company to terminate employment with the Company, except as desired by the Company;

(v)                                 directly or indirectly soliciting or accepting business from any customer or potential customer other than through the Company, or encouraging any customer, potential customer or supplier of the Company to reduce the level of business it does with the Company; or

(vi)                              engaging in any other conduct or act that is determined to be injurious, detrimental or prejudicial to any significant interest of the Company.

(b)                                 In addition, notwithstanding anything in the Plan to the contrary, any Award Agreement may also provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company, in whole or in part, of any gain related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Compensation Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the SEC or any national securities exchange or national securities association on which the Common Stock may be traded.

24.  Notices.

Any communication or notice required or permitted to be given under the 2016 Plan shall be in writing, and mailed by registered or certified mail or delivered by hand, if to the Company, to its principal place of business, attention: Treasurer, and, if to a Participant, to the address as appearing on the records of the Company.

25.  Substitute Awards.

(a)                                 “Substitute Awards” means Awards granted by the Compensation Committee upon assumption of, or in substitution for, outstanding awards previously granted by a company or other entity (i) all or a portion of the assets or equity of which is acquired by the Company or (ii) with which the Company merges or otherwise combines. Notwithstanding any terms or conditions of the Plan to the contrary, Substitute Awards may have substantially the same terms and conditions, including without limitation provisions relating to vesting, exercise periods, expiration, payment, forfeiture, and the consequences of termination of service, as the awards that they replace, as determined by the Compensation Committee in its sole discretion.

(b)                                 The recipient or holder of a Substitute Award shall be an eligible Participant hereunder even if not an Employee or Director with respect to the Company or a subsidiary.

(c)                                  In the case of a Substitute Award, the date of grant may be treated as the effective date of the grant of such Award under the original plan under which the award was authorized.

(d)                                 The per share exercise price of an Option that is a Substitute Award may be less than 100% of the fair market value (determined as provided in Section 7) of a Share on the date of grant, provided that such substitution or adjustment complies with applicable laws and regulations, including the listing requirements of any exchange on which Shares are listed and Section 409A or Section 424 of the Code, as applicable. The per share exercise price of a SAR that is a Substitute Award may be less than 100% of the fair market value (determined as provided in Section 7) of a Share on the date of grant, provided that such substitution or adjustment complies with applicable laws and regulations, including the listing requirements of any exchange on which the Shares are listed and Section 409A, as applicable.

(e)                                  Anything to the contrary in this Plan notwithstanding, any Shares underlying Substitute Awards shall not be counted against the limits set forth in Section 4 and shall not be counted against the number of Shares authorized for issuance or the maximum number of Shares which may be issued under Incentive Stock Options, and the lapse, expiration, termination, forfeiture or cancellation of any Substitute Award without the issuance of Shares or payment of cash thereunder shall not result in an increase the number of Shares available for issuance under the Plan.

26.  Deferrals.

Subject to the requirements of Section 409A, the Compensation Committee may in its sole discretion permit or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the lapse or waiver of restrictions with respect to Restricted Stock, payment of a Stock Award or the satisfaction of any requirements or goals with respect to Restricted Stock Units, Performance Units/Shares and Cash-Based Awards. If any such deferral election is required or permitted, the Compensation Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals provided that such rules must comply with the requirements of Section 409A.

27.  Governing Law.

This Plan shall be governed by the internal laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

28.  Certain Definitions.

Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

“Cash-Based Awards” are Awards denominated and payable in cash.

“Incentive Stock Option” means an “incentive stock option” within the meaning of Code Section 422.

“Non-qualified Stock Option” means an option that is not an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Non-qualified Stock Option granted pursuant to Section 7.

“Performance Share” means an Award granted to a Participant the value of which is denominated in Shares and is earned by satisfaction of specified performance goals and such other terms and conditions that the Compensation Committee may specify pursuant to Section 10 hereof.

“Performance Unit” means an Award granted to a Participant the value of which is specified by the Compensation Committee and is earned by satisfaction of specified performance goals and such other terms and conditions that the Compensation Committee may specify pursuant to Section 10 hereof.

“Restricted Stock” means an Award of Shares subject to a Period of Restriction granted to a Participant pursuant to Section 9 hereof.

“Restricted Stock Units” means an Award granted to a Participant the value of which is denominated in Shares and is earned by satisfaction of specified service requirements and such other terms and conditions that the Compensation Committee may specify pursuant to Section 10 hereof.

“Stock Appreciation Right” or “SAR” means an Award denominated in appreciation in value of a Share and designated as an SAR pursuant to the terms of Section 8 hereof.

“Stock Award” means an Award of Shares granted pursuant to the terms of Section 9(g) hereof.